UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 2, 2012

NUTRACEA
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6720 N. Scottsdale Road, Suite 390 Scottsdale, AZ	85253
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 522-3000

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

NutraCea is filing this Form 8-K/A as an amendment to the Current Report on Form 8-K filed by NutraCea with the U.S. Securities and Exchange Commission on April 4, 2012 (the “Original Filing”). The purpose of this amendment is to correct a typographical error that was contained in the first caption of Item 5.02 of the Original Filing. The remainder of the Original Filing is unchanged.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Hendrikus Hoogenkamp to the Board of Directors

On April 2, 2012, Hendrikus Hoogenkamp was appointed to the Board of Directors of NutraCea.  Mr. Hoogenkamp has authored nine books on the importance of dairy protein and vegetable protein in formulated foods, beverages and meat products. He has published over 500 articles in 14 languages discussing protein ingredient solutions. Mr. Hoogenkamp is a member of several strategic and technology advisory boards to global food and ingredient companies. From 1990 to 2006, Mr. Hoogenkamp served as a senior director of strategic technology with Protein Technologies International, now The Solae Company, an alliance between Du Pont and Bunge. He previously served as the President of DMV-Campina USA, now Royal FrieslandCampina, the world's largest dairy protein operator.  In December 1996, Mr. Hoogenkamp received an honorary doctoral degree from the Institute of Sports Medicine, in Bucharest, Romania, for his pioneering work on the effects of protein supplementation for elite sport performance. His new book "The Rice Bran Protein Factor" is due for publication in September 2012.

Pursuant to the compensation package for all of Nutracea’s non-employee directors, Mr. Hoogenkamp will receive an annual retainer of $40,000 and up to $2,000 per meeting attended for acting as director.  NutraCea issues annually to each non-employee director an option to purchase 250,000 shares of common stock at a price per share equal to the market price of our common stock on the date of grant.  Each option vests monthly over 12 months.  The annual retainers and option grant will be prorated for 2012 based on Mr. Hoogenkamp’s appointment date.

Related Party Transactions between Mr. Hoogenkamp and the Company

In 2011, Mr. Hoogenkamp performed consulting services for NutraCea under an Independent Contractor Agreement dated April 30, 2008, as amended pursuant to a Letter Agreement dated September 18, 2009 and pursuant to a Second Amendment to Independent Contractor Agreement dated December 4, 2010 (the “Agreement”).   Under the Agreement, NutraCea agreed to pay Mr. Hoogenkamp a total of $90,000 as compensation for Mr. Hoogenkamp’s services in 2011.  In addition, NutraCea issued Mr. Hoogenkamp a restricted stock grant of 150,000 shares of NutraCea common stock which fully vested on December 31, 2011.

On June 30, 2011, NutraCea and Mr. Hoogenkamp entered into a Third Amendment to Independent Contractor Agreement (the “Third Amendment”) amending the Agreement by reducing the scope of Mr. Hoogenkamp’s consulting services and reducing his compensation during the period of July 1, 2011 through December 31, 2011.  Pursuant to the Third Amendment, Mr. Hoogenkamp agreed to be paid $36,000 for his consulting services in 2011.  In addition, NutraCea agreed to extend the exercise period for certain stock options issued to Mr. Hoogenkamp to purchase up to 440,000 shares of NutraCea common stock to June 30, 2015.

On September 8, 2011, NutraCea and Mr. Hoogenkamp entered into a Common Stock Purchase Agreement whereby Mr. Hoogenkamp agreed to purchase from NutraCea 500,000 shares of common stock at price per share equal to $0.21 in full satisfaction for amounts owed to Mr. Hoogenkamp for services previously provided under the Agreement and the Third Amendment.

On January 1, 2012, NutraCea and Mr. Hoogenkamp entered into an Independent Contractor Agreement (the “2012 Agreement”) whereby NutraCea issued Mr. Hoogenkamp 1,000,000 shares of restricted common stock, which vest in twelve equal monthly installments, and Mr. Hoogenkamp agreed to provide certain conusulting services for NutraCea for one year.

On April 1, 2012, in connection with Mr. Hoogenkamp’s appointment to NutraCea’s board of directors, NutraCea and Mr. Hoogenkamp terminated the 2012 Agreement.  Pursuant to the termination agreement, NutraCea agreed to immediately vest all restricted shares granted under the 2012 Agreement.

A copy of NutraCea’s press release issued on April 3, 2012 announcing the appointment of Mr. Hoogenkamp to NutraCea’s Board of Directors is attached as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits

Exhibit
No.	Description
99.1	Press Release dated April 3, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRACEA

Date: April 3, 2012	By:	/s/ J. Dale Belt
Jerry Dale Belt
Chief Financial Officer
(Duly Authorized Officer)